EXHIBIT 99.1

3D Systems to Transform Digital Dentistry with Acquisition of Dental Materials Pioneer NextDent

  Combination of NextDent and 3D Systems technology enables breakthrough digital production solutions for the dental industry

ROCK HILL, S.C., Jan. 31, 2017 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today it acquired Vertex-Global Holding B.V., a provider of dental materials worldwide under the Vertex and NextDent brands. Together, 3D Systems’ groundbreaking Figure 4 platform and NextDent’s advanced 3D printing materials provide a strategic foothold in the multi-billion dollar digital dentistry opportunity.

Vertex Dental and NextDent are leading global innovators and manufacturers of photopolymer, thermoplastic, polymer and monomer materials for traditional and 3D printing dental applications. NextDent has developed 12 dental 3D printing materials to date and has obtained regulatory approval for use of these materials in more than 70 countries worldwide. NextDent’s portfolio of 3D printing materials allow dental professionals to produce trays, models, drilling templates, dentures, orthodontic splints, crowns and bridges with enhanced speed, precision and efficiency and lower cost compared to conventional procedures.

“With the combination of our disruptive Figure 4 platform and NextDent’s revolutionary materials, we have the unique opportunity to deliver transformative digital production solutions from the dentist’s chair to the dental lab,” said Vyomesh Joshi, President and CEO, 3D Systems.

3D Systems will continue to offer Vertex Dental and NextDent’s existing portfolios and will continue to sell to and serve all current customers. Rik Jacobs, formerly CEO of NextDent & Vertex Dental, will join 3D Systems and lead the company’s worldwide dental business. Connie Peterse-van der Koppel, formerly Chief Development & Regulatory Officer of NextDent & Vertex Dental, will lead 3D Systems’ dental development and regulatory efforts. Together, with their teams, these leaders will continue to deliver materials innovation, regulatory compliance, manufacturing efficiency, and vertical solutions expertise to advance 3D Systems’ solutions across healthcare and other verticals.

“We believe 3D Systems is the perfect match to help accelerate adoption of 3D production in the dental industry and drive innovation towards next generation solutions,” commented Rik Jacobs, CEO, Vertex Dental and NextDent. “We are delighted to be part of this amazing team.”

3D Systems expects this acquisition to be immediately accretive to its non-GAAP earnings per share and cash generation.

The company plans to hold a webcast and conference call to discuss this acquisition on Tuesday, January 31, 2017 at 8:30 a.m. Eastern Time.

Conference Call and Webcast
3D Systems plans to hold a conference call and simultaneous webcast to discuss this transaction on Tuesday, January 31, 2017, at 8:30 a.m. Eastern Time.
  Date: Tuesday, January 31, 2017
  Time: 8:30 a.m. Eastern Time
  Listen via Internet: www.3dsystems.com/investor
  Participate via telephone:
     Within the U.S.:  1-877-407-8291
     Outside the U.S.:  1-201-689-8345

The recorded webcast will be available beginning approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology.  Forward-looking statements are based upon managements beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company.  These risks and uncertainties include, but are not limited to: the ultimate timing, outcome and results of integrating the operations of Vertex-Global Holding B.V.; the effects of the business combination of 3D Systems and Vertex-Global Holding B.V., including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of 3D Systems to realize such synergies and other benefits. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

About 3D Systems

3D Systems provides comprehensive 3D products and services, including 3D printers, print materials, on demand manufacturing services and digital design tools. Its ecosystem supports advanced applications from the product design shop to the factory floor to the operating room. 3D Systems’ precision healthcare capabilities include simulation, Virtual Surgical Planning, and printing of medical and dental devices as well as patient-specific surgical instruments. As the originator of 3D printing and a shaper of future 3D solutions, 3D Systems has spent its 30 year history enabling professionals and companies to optimize their designs, transform their workflows, bring innovative products to market and drive new business models.

More information on the company is available at www.3dsystems.com

About Vertex-Global Holding
Built on a long history as part of Vertex-Global Holding B.V., in The Netherlands. NextDent B.V., and Vertex Dental B.V., are leading global innovators of photopolymer, thermoplastic, polymer and monomer materials for traditional and 3D printing dental applications. NextDent provides a wide range of biocompatible and CE certified materials to dental labs, clinics, dentists and research institutions through a global network of distributors. NextDent is changing the dental market by taking the lead in innovative sustainable solutions improving oral care. NextDent’s wide range of materials integrated into digital workflows enable easy design, precision fit and faster time to production of models, splints, crowns, bridges, dentures and more.

More information on the company is available at www.nextdent.com

Investor Contact: Stacey Witten
Email: investor.relations@3dsystems.com

Media Contact: Timothy Miller
Email: press@3dsystems.com